AMENDED AND RESTATED

SCHEDULE A

dated June 24, 2022

to the

INVESTMENT ADVISORY AGREEMENT

dated June 26, 2020

between

SIREN ETF TRUST

and

SRN ADVISORS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate
Siren DIVCON Leaders Dividend ETF	0.43%
Siren DIVCON Dividend Defender ETF	0.85%
Siren Nasdaq NexGen Economy ETF	0.68%

SIREN ETF TRUST

By:	/s/ Scott Freeze
Name:	Scott Freeze
Title:	President

SRN ADVISORS, LLC

By:	/s/ Scott Freeze
Name:	Scott Freeze
Title:	President